Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY PROVIDES UPDATE ON HURRICANE SANDY IMPACT

BETHESDA, MD – November 13, 2012 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today provided an update on the impact of Hurricane Sandy.

There was no significant property damage at the Company’s hotels directly impacted by the storm, including two hotels located in Washington, D.C., four hotels and a development site located in New York City and two hotels located in Boston. The Company estimates the impact to operating performance to be as follows:

•	Fourth quarter 2012 RevPAR growth lower by 140 to 170 basis points;

•	Full year 2012 RevPAR growth lower by 50 to 60 basis points;

•	Total revenues lower by $3.0 to $3.5 million; and

•	Adjusted EBITDA lower by $2.0 to $2.5 million

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 27 premium hotels with approximately 11,600 rooms and holds the senior mortgage loan on another premium hotel. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, whether in the negative or affirmative. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance. Factors that may cause actual results to differ materially from current expectations include those risk factors and other factors discussed from time to time in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by the federal securities laws, we expressly disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this press release to reflect events, circumstances or changes in expectations after the date of this press release.